Exhibit 10.26

DISTRIBUTOR AGREEMENT

This Agreement made as of the First day of June 2004 between Isola USA Corp. (“Company”), a Delaware corporation having its principal place of business at 7400 W. Detroit Street, Chandler, Arizona 85226, and Insulectro (“Distributor”), a California corporation having its principal place of business at 20362 Windrow Drive, Lake Forest, California 92630.

WITNESSETH

1.     APPOINTMENT.

Company hereby appoints Distributor as an exclusive distributor of the products identified in Exhibit A hereto (“Products”) in the Served Geographic Areas identified in Schedule A (“SGA”).

2.     ROLES.

(a)           Distributor recognizes that its primary goal, as an exclusive distributor of Company Products, is to complement Company’s direct sales efforts by providing capable sales coverage, satisfactory inventory, and service capabilities in each state listed on Schedule A to achieve targeted goals established in the marketing plan for each such state.

(b)           Set forth in Schedule B is a list of customers (“House Accounts”) within the SGA to which Company is making direct sales.  Company reserves the right, in its sole discretion, to provide direct sales coverage, including through a sales representative, in any state within the SGA, including to any customer to whom Distributor is then selling Products.  In the event Company provides such direct sales coverage to any customer to whom Distributor is then selling Products, Company will so advise Distributor by giving not less than sixty (60) days’ prior written notice designating such customer as a House Account.  Following the effective date of such designation, if such customer is currently being serviced with Products by Distributor, Company will compensate Distributor for its lost sales to such designated customer in accordance with the same schedule of commissions as set out in Schedule D.  Such compensation will be reduced by one-half (1/2) thirty (30) days after notification and discontinued sixty (60) days after notification.  If a House Account acquires a customer in any state in the SGA, Company reserves the right to name the acquired customer as a House Account.  If Company designates a customer as a House Account, Company shall use reasonable efforts to help Distributor sell all nonstandard (i.e., customer-specific) Distributor inventory related to such customer.

(c)           Company may make telemarketing and internet-based sales contacts in the SGA, including with customers that are not currently serviced by Distributor.  Distributor shall use best efforts to follow up on such contacts to generate future business.  If Distributor does not use such best efforts, then Company may sell direct to such customers, including through a sales representative.

3.     RESPONSIBILITIES.

(a)           Sales Promotion.  Distributor shall use commercially reasonably efforts to promote and develop the distribution and sale of, and solicit orders for, all of the Products throughout the SGA.  Distributor and Company will jointly establish annual sales goals for Distributor in each state in the SGA and Distributor will put forth its best efforts to meet those sales goals.  These efforts shall include but shall not be limited to maintaining a competent, adequately staffed sales force making regular sales calls on all existing and potential customers in the SGA.

(i)            Marketing Plans.  Distributor and Company will develop an annual marketing plan (“Marketing Plan”) for each state in the SGA.  The Marketing Plan will include information on sales available, share position and competitive situations, to establish a sales goal (by product line) along with enabling plans, such as inventory necessary to support the level of business and target account identification.  The Marketing Plan will also identify customer needs by product segment (multilayer, rigid, high performance) and Distributor and Company resources and commitments required to serve these needs.

(ii)           Account Plans.  Distributor agrees to develop account plans (“Account Plans”) for enough customers in each state in the SGA so that Account Plans are in effect for customers whose purchases represent at least eighty percent (80%) of the sales goal in each Marketing Plan, Distributor and Company shall develop joint Account Plans at the management field sales levels of each organization,

(iii)          Company and Distributor shall review the Marketing Plan, Account Plans, and joint Account Plans periodically (quarterly at a minimum) (“Plan Review”).

(b)           Capacity Commitment.

(i)            Company will allocate capacity for Distributor up to Distributor’s average weekly purchase volume for the last three (3) months or based upon Distributor’s monthly forecast volume, whichever is less.  Increases over capacity allocation will be jointly agreed upon with Company’s ability to supply as the key determining factor.  Company Manager will work with Distributor purchasing department to develop an “ability to substitute” program, provided that such substitutions utilize available raw materials and manufactured components.

(ii)           Company will develop programs to provide quick turns for targeted customers, with such programs to be defined in separate side letters

(c)           Minimum Orders.  Each month, Distributor shall order the minimum quantities per line item as shown on Schedule C.  Distributor shall describe Products being ordered in a specific manner.  Company will not be liable to Distributor for refusing to accept an order in whole or in part

(d)           Advertising and Logo Use.  Distributor shall from time to time participate in and bear its share of the cost of joint advertising efforts, as reasonably determined by Company and Distributor.  Distributor shall obtain consent from Company for any advertising efforts that it undertakes on its own, which consent may be withheld in Company’s sole judgment.  Distributor may use the Company logo and trademark on and in connection with the promotion and sale of Products, provided, however, that Distributor shall first provide Company with samples thereof as requested for Company consent, which consent may be withheld in Company’s sole judgment.

(e)           Assistance and Advice.  Distributor will render technical assistance and advice as requested by customers concerning the maintenance, handling, application and use of the Products.  Distributor will use its best efforts to assist and provide technical service to customers, to train its personnel to provide technical service, and to bring in Company resources when required.

(f)            Reports.  Distributor will provide to Company Director of Sales and the VP Sales & Marketing weekly sales information (point of sale reports) for use by Company Account Managers as promptly as practicable.  On or before the fifteenth (15th) day of each month, Distributor shall provide Company with a good faith forecast of the types and quantities of Products Distributor expects to order from Company during the following month.

(g)           Competitive Products.  Except as provided below, Distributor will not sell, distribute, represent or otherwise solicit sales for any product in North America, including without limitation the Middle Atlantic, Midwest, and Upper Midwest states in the SGA, in competition with (or which Company after consultation with Distributor considers would compete with) the Products.  Distributor shall not sell Products in any geographic area that is not in the SGA.  Such restrictions shall continue during the term of this Agreement.  Distributor warrants that its entering into this Agreement with Company does not violate any agreement of Distributor with any other vendor.  In addition to any other rights it may have, Company may terminate this Agreement immediately if any other vendor notifies Company or Distributor that, or if in the reasonable opinion of counsel, this Agreement violates or may have interfered with any agreement with such vendor.

(h)           Property Rights.  Distributor will recognize the exclusive ownership and right of Company, and will take all necessary steps to maintain such exclusive ownership and right, in and to all trademarks and trade names used by Company in connection with Products and in and to all patents from time to time existing in the name of Company relating to or covering Products.  Distributor will assign to Company any inventions, improvements, trade secrets, or developments conceived by it, solely or jointly, relating to or covering Products.  Upon request, Distributor will execute all documents and do all things necessary or helpful to allow Company the rights set out in this paragraph.

(i)            Compliance with Laws.  Distributor will comply with all laws, rules and regulations issued by any governmental entity having jurisdiction over it.

(j)            Commissions and Services.  Certain circumstances may necessitate the services of Distributor as a manufacturer’s representative, such as for some House Accounts.  In addition, Company may request Distributor to perform other services for customers for which Distributor is already acting as a distributor or manufacturer’s representative or with which Distributor has no other relationship.  Schedule D sets forth the commissions, service fees, and related terms and conditions associated with such services.

(k)           Claims.  Distributor shall inform Company in writing if Prepreg Products are found to have functional defects which are parameter related, within ninety (90) days after receipt by Distributor of any such shipment.  Distributor shall so notify Company of any other defect within one hundred eighty (180) days after Distributor receipt of Product.  Failure to notify Company or use of Products shall be conclusive that Company has satisfactorily performed.  Nuisance claims shall be the responsibility of Distributor.  Nuisance claims shall mean claims that are less than $100.00 or less than 4% of each line item on each purchase order.  Company shall respond to Distributor within five (5) working days of its receipt of any such written notification of Product defects.  If, after an additional thirty (30) days after samples are received, Company has not resolved the issue with written notification, Distributor can debit Company the purchase price of the material.

(l)            Returns.  Distributor shall return all Products to Company point of manufacture within thirty (30) days after the date upon which Company has issued a written authorization of return relating to such Product.  If Distributor shall return Product after the thirty (30) day period, the parties hereby agree that the claim dollar amount shall be reduced by ten (10) percent.  In the event Company shall decide to discontinue any Product, Company shall so advise Distributor by giving not less than one hundred twenty (120) days’ prior written notice.  Company and Distributor will mutually agree with respect to the terms and conditions applicable to Distributor’s return of discontinued Products to Company, provided Distributor has not held Products to be returned in its inventory more than one hundred twenty (120) days from the date of receipt.

(m)          Purchase of Inventory and Receivables from Midwest Distributor and Midatlantic Distributor.  Immediately following the Midwest Expansion Date (as defined in Schedule A), Distributor shall offer to purchase from Tapco (the “Midwest Distributor”) all of (a) the “non-aged” receivables of Midwest Distributor in respect of Products sold by Midwest Distributor, that is receivables that have been outstanding 60 days or less as of the Midwest Expansion Date and have been reviewed by Distributor and found to be collectible within a reasonable time, at the face value of such receivables, and (b) the “non-aged” inventory of Products of the Midwest Distributor, that is products that the Midwest Distributor has held in inventory for 90 days or less as of the Midwest Expansion Date and have been reviewed by Distributor and found to be in saleable condition on a “where-is” basis and at the Midwest Distributor’s cost of such inventory.  On or before the Midwest Expansion date, Distributor shall communicate such offer in writing to the Midwest Distributor and shall keep such offer open for at least 30 days following the Midwest Expansion Date.

Immediately following the Midatlantic Expansion Date (as defined in Schedule A), Distributor shall offer to purchase from Midatlantic (the “Midatlantic Distributor”) all of (a) the receivables of Midatlantic Distributor in respect of Products sold by Midatlantic Distributor that have been outstanding 60 days or less as of the Midatlantic Expansion Date and have been reviewed by Distributor and found to be collectible within a reasonable time, at the face value of such receivables, and (b) the inventory of Products of the Midatlantic Distributor that the Midatlantic Distributor has held in inventory for 90 days or less as of the Midatlantic Expansion Date and which have been reviewed by Distributor and found to be in saleable condition, on a “where-is” basis and at the Midatlantic Distributor’s cost of such inventory.  On or before the Midatlantic Expansion date, Distributor shall communicate such offer in writing to the Midatlantic Distributor and shall keep such offer open for at least 30 days following the Midatlantic Expansion Date.

4.             PURCHASE PRICES.

(a)           Company shall advise Distributor of applicable prices (and discounts, if any) for Products to be sold hereunder.  Company shall have the unilateral right to change its prices at any time and shall give Distributor not less than forty (40) days’ prior written notice of such changes.  Taxes and other government charges, if any, on the sale of Products hereunder will be added to the purchase price.

(b)           Distributor shall pay such prices net forty-five (45) days from the date of Company’s invoices.  Therefore all payments due from Distributor to Company shall be received in full (debit will not be allowed without Company approval) by Company no later than the last working day of the month in which the invoice is due.  If in Company’s judgment Distributor’s credit shall become impaired at any time, Company shall forthwith have the right to decline to make deliveries hereunder except for cash until such lime as said credit has been reestablished to Company’s satisfaction,

(c)           Company will ship to Distributor the Product F.O.B. point of manufacture and shall prepay and allow freight to the Distributor locations listed on Schedule E as amended from time to time.  Company will ship to Distributor freight collect for orders that are expedited at Distributor’s request, including without limitation, FAST orders.

5.             SPECIAL PRICE AUTHORIZATION.

Distributor may ask for, and Company may grant, special price authorization using the process contained in Schedule F.

6.             TERMS AND CONDITIONS OF SALES.

This Agreement and all sales shall be governed by Company’s terms and conditions which are made a part hereof as Schedule G.  References therein to “Seller” shall mean Company, and references to “Buyer” shall mean Distributor.  In the event of any conflict between the terms and conditions of Schedule G and those herein, the latter shall control.

7.             TERMINATION.

(a)           This Agreement shall commence on the date hereof and shall continue until ten (10) years from the date first written above.  Notwithstanding the foregoing, if either party is in material breach of the terms of this Agreement, the other party may, upon giving not less than ninety (90) days’ prior written notice, terminate this Agreement; provided that the party in material breach may avoid termination by curing such breach within the ninety (90) day period.

(b)           The following terms shall apply upon termination of this Agreement:

(i)            Debts, Claims or Causes of Action.  Termination shall not affect any debt, claim or cause of action occurring to either party against the other before the termination.

(ii)           Return of Technical Data.  Within fifteen (15) days of termination, written technical and business materials furnished Distributor by Company shall be returned.

(iii)          Trademark, Service Marks and Business Names.  Distributor will cease all use of Company trademarks, service marks or business names and Distributor will not adopt or use any names that could be considered to be confusingly similar to names used by Company.

(iv)          Survival.  Section 3(h) shall survive termination of this Agreement.

(c)                                  (i)            At any regularly scheduled Plan Review, it may become apparent that one or both of the parties’ obligations, or the results sought, under a Marketing Plan, are not being met or obtained.  In such a case, the parties shall mutually agree upon a corrective action plan (“CAP”) at such Plan Review.  The CAP shall include, with respect to the affected territory and product lines, Distributor’s obligations with respect to quantity of sales people, competency of sales people, senior management commitment, inventory commitment and service capability, and Company’s obligations with respect to price support, product support, competitive pricing, technical service support and commercial support.  All of these elements shall be in a CAP regardless of the reason for its preparation.

(ii)           No sooner than one hundred twenty (120) days after preparation of a CAP, a special review shall be held to determine whether the issue that gave rise to the CAP has been resolved or best efforts have been made.  If not and Company has met its obligations under the CAP, Company may remove the affected state from the SGA.  In such event, Distributor’s obligations under Section 3(g) not to carry competitive products during the term of this Agreement, and under Section 3(a) to use best efforts in the remaining states of the SGA, shall remain in full force and effect.

8.             OPEN TERRITORY EVALUATIONS.

On occasion either new territories may arise (i.e., states not currently covered by the SGA or Mexico) or existing territories may become available (i.e., by means of resignation, termination, or a failed CAP).  In such situations, the following evaluation procedure will be used:

(a)           All interested potential distributors, including any which served the territories in the past, will be invited to present a proposal to Company management personnel.

(b)           Each interested party’s proposal will be evaluated on criteria that Company, in its sole discretion, deems necessary to achieve the desired results in the territories.

(c)           Evaluation criteria will be shared with all interested parties prior to review of their proposals.

9.             INSURANCE.

Distributor shall provide Company with certificates of insurance evidencing that Distributor has purchased comprehensive, general liability insurance, with coverages of not less than $1,000,000 per occurrence for bodily injury or combined single limit if applicable.

10.          MISCELLANEOUS.

(a)           The relationship established between Company and Distributor is solely that of seller and buyer.  Distributor is an independent dealer and may not commit Company to any obligation.

(b)           This Agreement may not be assigned by Distributor without the prior written consent of Company, and any purported assignment without such consent shall be void.  Distributor will not delegate its obligations to any other Distributor or sales representative.  For purposes of this Agreement “assignment” shall include a transfer of a majority of the ownership interest of Distributor.

(c)           Notices to either party shall be in writing and will be deemed made when deposited in the United States mail, first class, postage paid, to the addresses set forth below or when received by facsimile or telex or when delivered by hand.  Either party may change its address by giving notice to the other party.

If to Company:	If to Distributor:

Isola USA Corp.	Insulectro
7400 W. Detroit Street	20362 Windrow Drive
Chandler, AZ 85226	Lake Forest, CA 92630
Attn: Vice President,	Attn: President
Sales and Marketing

(d)           This Agreement shall be construed under the laws of the State of Arizona, without regard to principles of conflicts of law.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  In the case of any such invalidity, illegality or unenforceability, the parties agree to use their best efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

(e)           The parties will exchange information under this Agreement which is proprietary to the respective parties and which is considered to be confidential (“Confidential Information”).  Such exchange of information will be governed by the following terms and conditions:

(i)                                     Each party shall use the same degree of care as it uses with its proprietary information of a like nature to hold Confidential Information in strict confidence and shall not disclose the same to others without the prior written consent of the disclosing party during the term of this Agreement and for a period of five (5) years from the date this Agreement is terminated.  Each party may disclose Confidential Information to its officers and employees who have a need to know and who have undertaken like obligations of confidentiality.

(ii)           Confidential Information shall not include any information which:

(a)                                  was in the public domain prior to disclosure, or thereafter comes into the public domain without any breach of any confidentiality obligation; or

(b)                                 was known by the receiving party prior to disclosure, as shown by written records; or

(c)                                  was disclosed to the receiving party by a third party not in violation of any obligations of confidentiality from or through the disclosing party; or

(d)                                 is independently developed by the receiving party.

Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusion.

(f)            Neither party shall disclose the terms of this Agreement without the prior written consent of the other, provided, that Company may disclose the identity of Distributor to the Midwest Distributor and the Midatlantic Distributor; provided further, that either party may notify others of the fact that this Agreement is in effect.

(g)           This Agreement, including the schedules hereto, is the entire agreement and supersedes all prior agreements between the parties concerning the subject matter hereof.  All prior agreements between Company and Distributor, including without limitation the

Distributor Agreement, dated as of May 29, 2003, between the parties, are hereby canceled effective as of the date of this Agreement.

(h)           Any change in this Agreement shall not be binding unless approved in writing by persons authorized by the parties.

(i)            The failure to perform a term or condition, or the waiver of a breach thereof, shall not prevent a subsequent enforcement of such term or condition nor be deemed to be waiver of any subsequent breach.

(j)            The section headings of this Agreement are for convenience of reference only and shall not in any way modify, interpret or construe the intent of the parties.

(k)           Any disputes arising in connection with this Agreement shall be finally settled by binding arbitration by a panel of three arbitrators in Phoenix, Arizona, in accordance with the rules of arbitration of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Notwithstanding the foregoing, either party may bring an action in court for an injunction or preliminary relief to preserve the status quo until any arbitration proceeding is concluded.

(l)            Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code, to the exclusion of any state or municipal law.

(m)          The parties agrees that neither the Midwest Distributor nor the Midatlantic Distributor is intended to be a third party beneficiary of Section 3(m) or any other provision of this Agreement.

WITNESS the due execution hereof as of the day and year first above stated.

ISOLA USA CORP.		INSULECTRO

By:	/s/ Marshall R. Anderson	By:	/s/ Donald M. Redfern

Name:	Marshall R. Anderson	Name:	Donald M. Redfern

Title:	VP, Secretary, Treasurer	Title:	Chief Executive Officer

SCHEDULE A

Served Geographic Areas

Washington

Oregon

Idaho

California

Nevada

Arizona

New Mexico

Utah

Colorado

Texas

Oklahoma

Arkansas

Louisiana

Mississippi

Alabama

Florida

Georgia

South Carolina

Connecticut

Rhode Island

Massachusetts

Vermont

New Hampshire

Maine

British Columbia

The Company shall give notice to the Midwest Distributor (with a copy to the Distributor) terminating the Company’s existing distribution agreement with the Midwest Distributor for the distribution of Products within the territory specified therein (the “Midwest Territory”) to be effective on the date that such agreement currently expires in accordance with its terms, and the Company shall promptly after the date hereof give notice to the Midatlantic Distributor (with a copy to the Distributor) terminating the Company’s existing distribution agreement or arrangement with the Midatlantic Distributor for the distribution of Products within a specified territory (the “Midatlantic Territory”) to be effective no less than six months from the date hereof.  Upon the expiration or termination pursuant to such notice of Company’s existing distribution agreement or arrangement for its Midwest Territory and its Midatlantic Territory, respectively, such territory and accounts therein shall be promptly added to Distributor’s Served Geographic Areas, and this Schedule A shall be deemed amended accordingly (the date that the Midwest Territory is added to Schedule A, the “Midwest Expansion Date” and the date that the Midatlantic Territory is added to Schedule A, the “Midatlantic Expansion Date”, and each such date, an “SGA Expansion Date”).  In no event shall such

Midwest or Midatlantic Territories and accounts be added to Distributor’s Served Geographic Areas until the termination of the applicable distribution agreement or arrangement with the Midwest Distributor or Midatlantic Distributor, as the case may be.  Notwithstanding the foregoing, if the Distributor fails to extend either offer to purchase all of the receivables and inventory of the Midwest Distributor or the Midatlantic Distributor within the time and in the manner set forth in Section 3(m) of this Agreement, or if either the Midwest Distributor or Midatlantic Distributor accepts such offer but Distributor refuses to consummate such transaction on the terms and conditions set forth in such Section 3(m) within a reasonable period following such acceptance but in any event within 30 days of such acceptance of such offer, then the Midwest Territories and/or the Midatlantic Territories, as the case may be, may be removed in the sole discretion of the Company from Distributor’s Served Geographic Areas, and this Schedule A shall be deemed amended accordingly.

Listing of Products

All products manufactured by Isola USA Corp.  with the exception of buried capacitance products.

SCHEDULE B

Viasystems	TTM Redmond
Merix	Photocircuits
Sanmina Phoenix	TTM Chippewa Falls

SCHEDULE C

Minimum Order Quantities

All Standard Multilayer and Rigid - 50 sheets

All Prepreg (Standard and High performance) -125 lineal yards

All High Performance Laminate - 5 sheets

SCHEDULE D

E.1           In those circumstances in which Company and Distributor agree that Distributor shall act as a manufacturer’s sales representative for Products such activity shall be in accordance with the terms of sections E2 and E3.

E.2

(a)           Distributor, as Representative, shall use its best efforts to promote the sale of Products to the designated customers.

(b)           Distributor, as Representative, will promptly forward to Company any proposed order or inquiry from a prospective Customer.  Acceptance or rejection of any order is wholly within the discretion of Company

E.3           Distributor shall be compensated by means of the following commission schedule or as agreed by the parties from time to lime.

(a)	Rigid	2%
	Multilayer (standard & high performance)	3.5%
	Prepreg	3.5%
	Rigid (high performance)	3.5%
	Composite	3.5%

(b)           All commissions paid shall be based on the Net Value of orders accepted by Company for delivery in the SGA to Customers.

(c)           “Net Value” shall mean gross invoice price less:

(i)            Cost of development and tooling if billed to customer;

(ii)           Delivery charges (including freight and insurance) if billed to customer;

(iii)          Customer credits for return or rejection; and

(iv)          Customer credits for returned containers if included in the price.

(d)           To achieve a sale, the parties may mutually agree to reduce the commission.

(e)           Commission shall be due on or before the 30th of the month following the month in which the customer is invoiced.  If the customer is delinquent in payment, Company may debit Distributor’s commission account by the amount of commission paid on the relevant sale.

E.4           Company and Distributor further understand that it may be necessary for Company to request Distributor to perform certain services with regard to any sale of Products to a Customer, either separately or in combination with Distributors’ role as distributor or manufacturer’s representative.  Such services shall be performed in accordance with sections E5 and E6.

E.5           It is agreed that:

(a)           Distributor will provide certain services requested by Company with regard to sale of Product to the Customer, and Distributor will be compensated as provided below in Section E.6.

(b)           This service agreement will terminate for any one customer on the date upon which Company and Distributor mutually agree to termination;

(c)           Distributor may not assign or transfer any of its rights or obligations under this Agreement; and

(d)           Distributor is not the agent or legal representative of Company and has no authority under this Agreement to assume or create any obligation on behalf of Company with respect to the Products.

E.6           Distributor’s compensation for the provision of services under sections E.4 and E.5:

(i)            Warehousing:

Purchase Order Value	Receipt, Storage & Shipment Preparation
$1 - $3,000	3%
$3,001 - $9,000	3%
$9,001 and greater	3%

(ii)           Fabrication Compensation: Will be as mutually agreed upon by the parties on a case by case basis.

SCHEDULE E

AURORA 3250 Quentin St., #122 Aurora, CO 80011	REDMOND 15300 N.E. 95th St Redmond, WA 98052

DALLAS 11425 Mathis Avenue, Ste. 500 Dallas, TX 75234	ST. PETERSBURG 2850 Scherer Dr., Ste. 520 St. Petersburg, FL 33716

LAKE FOREST 20362 Windrow Dr. Lake Forest, CA 92630	JIT III - CHATSWORTH 8955 Oso Avenue, #B Chatsworth, CA 91311

LOGAN 809 West 800 North Logan, UT 84321	JIT III - FOREST GROVE 1523 Poplar St Forest Grove, OR 97116

LONDONBERRY 8 Akira Way Londonberry, NH 03053	JIT III - HALLMARK 13500 Danielson St. Poway, CA 92064

MINNEAPOLIS 770 Kasota Ave., S.E. Minneapolis, MN 55414	JIT III - TYCO 1573 S.E. Holman Ave. Ste. 9 Dallas, OR 97338

MOUNTAIN VIEW 650 Clyde Court Mountain View, CA 94043	JIT III — WAYTEC 1110 McConville Rd. Lynchburg, VA 24502

PHOENIX 4141 East Raymond St., Ste. F Phoenix, AZ 85040

SCHEDULE F

Special Price Authorization Process

The Special Price Authorization (SPA) process can provide non-standard pricing under certain circumstances where standard pricing is noncompetitive.  The administration procedures and responsibilities are outlined below.  Company reserves the right to grant or deny all SPA requests and to terminate those granted with appropriate notice.

I.             Information required for Company to consider an SPA request (standard form to be provide):

1.             Customer name and address.

2.             Customer contact.

3.             Expected volumes and mix including cores, constructions, prepregs, coppers, and panel sizes.

4.             Competitor’s name, pricing, fabrication characteristics, and terms for same products.

5.             Requested effective date and duration.

6.             Current and potential opportunity and share penetration.  Probability of success if request granted.

II.            Responding to an SPA request:

1.            Submit request to Director of Sales.

2.            Company will attempt to provide written response within 24 hours.

III.           Issuing rebate to Distributor:

1.            Distributor must provide SPA transactions by customer on a monthly basis, in a transaction report containing SPA tracking number, invoice number, invoice and ship date, item description, quantity, standard buy price, SPA price and other relevant information by customer (standard format to follow).

2.            Required information must be received within five (5) working days of Distributor month end close for full rebate.

3.            Rebate will be issued within seven (7) working days of receipt.

4.            Company will randomly audit Distributor invoices for reporting accuracy and compliance.

SCHEDULE G

TERMS AND CONDITIONS

1.     ENTIRE AGREEMENT; MODIFICATIONS - This acknowledgement constitutes the entire agreement between the parties for the goods.  No change in, addition to, or waiver of the terms, conditions, and specifications contained herein shall be a binding obligation on SELLER unless approved in writing by its authorized representative.

2.     SHIPMENTS - SELLER shall nut be liable for any changes claimed resulting from delay in shipment of the goods after the date of shipment specified in this acknowledgment unless date of shipment is expressly stated in this acknowledgement to be of the essence of the agreement.  CUSTOMER agrees to accept any quantities shipped under this acknowledgment which do not vary by more than ten percent from the agreement amount and to pay for such quantities at the agreement price.

3.     TITLE AND RISK OF LOSS - Title to and risk of loss of the goods herein described shall pass to CUSTOMER upon delivery of said goods to a carrier at SELLER’S plant.  Title to and risk of loss of said goods shall pass to CUSTOMER in no other way, notwithstanding any agreement to the contrary, including, but not by way of limitation, any agreement to, pay freight, express, or other transportation or insurance charges.

4.     PAYMENT AND PRICES - SELLER may, at its option, draw at sight on CUSTOMER or require CUSTOMER to obtain an irrevocable letter of credit in favor of SELLER from an issuer acceptable to SELLER, in the event SELLER does not so draw or require such letter of credit, payment by CUSTOMER shall become due thirty days after receipt of SELLER’s invoice covering a particular shipment.  Terms of payment by CUSTOMER, as hereinabove set forth, are of the essence of this agreement, and in the event of failure by CUSTOMER to make any payment when due, SELLER may decline to make further shipments until such default is cured.  In the alternative, SELLER may elect to continue to make shipments despite the continuance of such default, but such election by SELLER shall in no way constitute a waiver of such default nor affect SELLER’s legal remedies therefore.

In the event any invoice is not paid when due, CUSTOMER shall pay SELLER interest on the balance due from the date of invoice until paid at the rate of one and a half percent (1-1/2%) per month, or the maximum rate allowed by the applicable usury law, whichever rate is less.

In no event shall any charges for engineering services imply a conveyance of any design and/or manufacturing rights as to the goods herein described, unless such conveyance is expressly set forth on the face hereof.

5.     TAXES, DUTIES AND CLEARANCE EXPENSES - CUSTOMER assumes full responsibility, including reporting and payment, of all taxes, however designated or other governmental charges arising out of, levied or based upon, or in connection with the sale of the goods herein described, including state and local privilege, sales and use, or excise taxes based on gross revenue or any taxes or amounts in lieu thereof paid or payable, by SELLER in respect of the foregoing exclusive, however, of taxes paid on net income.  SELLER’s invoice may include any such taxes and any expense incurred by SELLER in shipping the goods to the destination specified by CUSTOMER.

6.     UNLOADING AND CONTAINERS - Customer shall unload and release all transportation equipment promptly so no demurrage or other expense or loss resulting from delay shall be incurred.  CUSTOMER shall comply with such instructtions, if any, as SELLER may give for return of such equipment.  In the event CUSTOMER is to return containers, it shall return same promptly freight collect to the point specified by SELLER.  CUSTOMER shall pay to SELLER on demand as a deposit on each container such reasonable amount as may be fixed from time to time by SELLER, and the amount of the deposit shall be refunded to CUSTOMER if the container on which the deposit is made is returned to SELLER in good condition to the point specified by SELLER within ninety (90) days from the date of actual shipment to CUSTOMER and if upon inspection SELLER determines it is reusable.

7.     FREIGHT AND INSURANCE - In the event SELLER is to pay freight it shall have the right initially to designate the means of transportation and routing, but in the event CUSTOMER desires to a more expensive means of transportation or routing.  CUSTOMER shall pay any extra cost involved.  CUSTOMER shall pay to SELLER any increase in freight subsequent to the date hereof.  CUSTOMER or CUSTOMER’s customer shall insure the goods described herein (if sold for shipment outside the United States) on behalf of SELLER until arrival of such goods at the port-of-destination, and SELLER shall be named as a loss payee or the proceeds of such insurance shall be assigned to SELLER.

8.     WARRANTIES - SELLER hereby warrants to CUSTOMER that the goods herein described will be free from any liens or encumbrances, that good title to said goods will be conveyed to CUSTOMER by sale of same.  SELLER warrants the goods herein described against defects in material and workmanship under normal conditions of usage and service for 90 days from date of shipment.  SELLER’s obligation under this warranty is limited to and shall be fully discharged by repairing or replacing any defective part f.o.b. its works.  SELLER shall not be liable for repair or alterations made without SELLER’s prior written approval.  SELLER shall not be liable for damages or delay caused by defective material.  THERE ARE NO OTHER WARRANTIES ESTABLISHED, EXPRESS OR IMPLIED OR STATUTORY INCLUDING THE WARRANTY OF MERCHANTABILITY, EXCEPT THOSE SET FORTH HEREIN SECTION 8, WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS ORDER.

9.     SELLER’S LIABILITY - SELLER SHALL NOT BE LIABLE FOR PROSPECTIVE PROFIT OR SPECIAL INDIRECT, OR CONSEQUENTIAL DAMAGES, NOR SHALL RECOVERY OF ANY KIND AGAINST SELLER BE GREATER IN AMOUNT THAN THE PURCHASE PRICE OF THE SPECIFIC GOODS SOLD AND CAUSING THE ALLEGED DAMAGED providing, however, the aforesaid provisions of this sentence to the contrary notwithstanding, that SELLER shall be liable for any bodily injuries or property damage directly caused by its wanton or willful acts.  CUSTOMER assumes all risk and liability for loss, damage, or injury to persons or property of CUSTOMER or others arising out of the use or possession of the goods herein described.

10.   CLAIMS - Within twenty (20) days after tender of delivery to or receipt by CUSTOMER of any shipment and before any part of such goods (except tor reasonable test and inspection quantities) has been changed from its original condition, CUSTOMER shall inform SELLER in writing if said goods are found defective or short in any respect.  Failure to so inform SELLER or use of said goods (except for reasonable test and inspection quantities) shall be conclusive that SELLER has satisfactorily performed.

11.   PATENT INFRINGEMENT - If the goods herein described are to be manufactured by SELLER based on specifications or drawings furnished by CUSTOMER, CUSTOMER agrees to indemnify and hold harmless SELLER, its successsors and assigns, against any and all loss, damage, or injury arising out of a claim or suit for alleged infringement of any letters patent granted by the United States or any foreign government relating to the goods herein described. CUSTOMER agrees that in such event it will assume the defense of any and all such suits and pay all costs and expenses incidental thereto.

12.   TERMINATION - This agreement may be terminated under either of the following conditions:

(a)   If the goods herein described are to be used in the performance of a U.S. Government contract or subcontract, and the U.S. Government terminates for convenience the prime contract in whole or in part, CUSTOMER may terminate this agreement in the same proportions, and the liability of CUSTOMER for termination allowance shall be determined in accordance with Sections of the Federal Acquisition Regulations or the equivalent then applicable to termination of contracts, such termination allowance in this instance to be paid to SELLER within thirty (30) days of such termination by CUSTOMER.

(b)   SELLER may terminate this agreement if CUSTOMER becomes unable to meet its obligations as they mature, or if any proceeding under bankruptcy or insolvency laws is brought by or against CUSTOMER, or if a receiver for CUSTOMER is appointed or applied for or if any assignment for the benefit of creditors is made by CUSTOMER “or if Customers’ financial condition leaves SELLER to believe that Customer will be unable to pay for the goods when due and Customer is unable to provide Seller with any necessary assurances or guarantees that the goods will be paid when due.”

13.   FORCE MAJEURE - Neither party to this agreement shall be liable for any loss or damage of any nature whatsoever incurred or suffered as a result of any failure or delays in performance due to any cause or circumstance beyond its control, including, but not by way of limitation, any failures or delays in performance caused by any strikes, lockouts, or labor disputes, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with the laws of the United States of America or with the orders of policies of any governmental authority, delays in transit or delivery on the part of transportation companies or communication facilities, or failures, or sources of raw materials.  In such event, SELLER may, at its option, make deliveries ratably with reference to itself and all its customers.

14.   GOVERNING LAW AND ASSIGNMENTS - This agreement and the obligations hereby imposed on SELLER and CUSTOMER shall be governed by the construed according to the laws of the State of Wisconsin.  This agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of SELLER or CUSTOMER, or to a person, firm or corporation acquiring all or substantially all of the business and assets of either.  Nothing herein contained, however, shall prevent SELLER from lawfully assigning tins agreement to any wholly-or partially owned subsidiary of SELLER.

THE FOLLOWING DOES NOT PERTAIN TO ANY U.S. SHIPMENTS

“The seller represents that ownership of the goods covered by this notice, including beneficial ownership, title, right of possession and risk of loss or damage, will remain in the seller until the goods arrive at port of destination, when title and the other incidents of ownership will pass to the buyer.  The foregoing reservation of ownership, title, right of possession and risk of loss or damage is applicable irrespective of any other provision contained herein including pricing terms such as C.I.F., F.A.S., C&F or F.O.B.  which are solely for price quotation purposes.  The general terms on the reverse hereof, including terms relating to insurance furnished by the buyer, are a part of this transaction.”